Exhibit 3.3
CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

*090204* Barbara K. Cegavske. Secretary of State. 202 North Carson Street, Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov. Filed in the office of /s/ Barbara K. Cegavske. Barbara K. Cegavske. Secretary of State. State of Nevada. Document Number 20180298787-82. Filing Date and Time 07/03/2018 9:08 AM. Entity Number C25167-2003. Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390). USE BLACK INK ONLY - DO NOT HIGHLIGHT. ABOVE SPACE IS FOR OFFICE USE ONLY. Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) 1. Name of corporation: XPEL TECHNOLOGIES CORP. 2. The articles have been amended as follows: (provide article numbers, if available) The amendment changes the Articles of Incorporation in order to amend Article 1 so as to reflect a change in the Corporation's name from XPEL Technologies Corp. to "XPEL, Inc." 3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 15,268,727. 4. Effective date and time of filing: (optional) Date: Time: (must not be later than 90 days after the certificate is filed) 5. Signature: (required) x /s/ Ryan Pape, CEO Signature of Officer. *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. IMPORTANT: Failure to Include any of the above information and submit with the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate fees. NV009 - 1/13/2015 Wolters Kluwer Online. Nevada Secretary of State Amend Profit-After. Revised: 1-5-15
Secretary of State. The Great Seal of The State of Nevada. All for our country. State of Nevada. Nevada State Business License. XPEL, Inc. Nevada Business Identification # NV20031485054. Expiration Date: October 31, 2018. In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada. Valid until the expiration date listed unless suspended, revoked or canceled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on July 3, 2018. /s/ Barbara K. Cegavske. Barbara K. Cegavske. Secretary of State. You may verify this license at www.nvsos.gov under the Nevada Business Search. License must be canceled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.